UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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CFS Bancorp, Inc.

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707 RIDGE ROAD · MUNSTER, INDIANA 46321 1678

THOMAS F. PRISBY, CHAIRMAN

April 20, 2010
To the institutional holders of CFS Bancorp, Inc. common stock:
Re: CFS Bancorp, Inc. Annual Meeting of Shareholders — April 27, 2010
As the contested election between CFS Bancorp’s nominees, Tom Prisby and Frank Lester, and PL Capital Group’s nominee draws to a close, I wanted to take the time to make one last appeal for your support of the Board’s nominees.
By now, you may have seen the reports prepared by Glass-Lewis, Proxy Governance and RiskMetrics Group regarding CFS Bancorp’s upcoming annual meeting of shareholders. Glass-Lewis recommended a vote “For” the Company’s slate, while Proxy Governance and RiskMetrics Group recommended a vote “For” the dissident nominee.
Both of the independent proxy advisory organizations that recommended a “For” vote for Mr. John Palmer, the dissident candidate, indicated as part of their rationale that as a single member of a six person board, the candidate would bring needed change. I respectfully disagree, and believe that our present Board has made necessary changes to the Company’s strategic direction and senior management team.
Approximately three years ago, the Board of Directors determined that the Company needed to change its strategic direction and to begin a management succession process. With this in mind, I am one of the three new NEOs who was hired by the Board of Directors. Since being hired, I have made significant changes to our senior management team and have worked diligently to transform the Company from a traditional thrift to an organization focused on community banking, with an emphasis on the small- and middle-market business niche.
In early 2008, we implemented our Strategic Growth and Diversification Plan. The Board of Directors and I were the principal architects of the Plan, and I am passionate about and primarily responsible for its execution. I believe that:
•	The Plan is working, despite being launched during perhaps the worst economic times since the Great Depression. With a little additional time and further economic improvement, I believe that Plan progress will translate into improved financial results for the Company.

•	The Company has undergone substantial change over the past few years, and we need a little more time for these changes to gain additional traction and to demonstrate this to our shareholders.

•	“Change” of the type proposed by PL Capital Group’s nominee, and indeed the presence of a dissident on our Board, could undermine the progress made to date on the Plan.

•	Frank Lester, given his experience and background as well as the Company’s needs and stated strategy, is a superior nominee to John Palmer.

I’ve enclosed some additional information regarding these items.
I want to thank you in advance for reviewing all of the information that we have sent, and for taking the time to review the facts and come to your own conclusion on this election, the qualifications of the nominees, and which nominee would best represent the interests of all shareholders, given the Company’s current situation. I know it’s a busy time of year for you, and I appreciate the time you have expended to review the materials for our upcoming annual meeting.
I intend to have more frequent communications with our institutional shareholders following the annual meeting, and I look forward to talking with you in person.
If you have any questions or need any additional information, please do not hesitate to contact me directly at (219) 513-5150 or ddpomranke@citz.com.
Very truly yours,
/s/ Daryl D. Pomranke
Daryl D. Pomranke
President and Chief Operating Officer

Why Vote for CFS Bancorp, Inc.’s Nominees?
Our Strategic Growth & Diversification Plan is Working
Our Strategic Growth and Diversification Plan is working, despite the fact that for most of the time since its implementation, our economy has been in perhaps the worst economic times since the Great Depression. Our Plan was developed in late 2007 and launched in early 2008, prior to the involvement of PL Capital. The following are examples that demonstrate our Plan is working.
•	Success in diversifying our loan portfolio. We are growing our targeted loan portfolio segments including commercial and industrial, owner-occupied commercial real estate, and multi- family; while lowering outstanding construction and development, non owner-occupied commercial real estate and participation loan balances. (See attached graph)

•	Success in increasing our net interest margin. Our net interest margin has improved and has grown beyond that of our peer group. (See attached graph)

•	Success in turning the corner on nonperforming assets. We have implemented the steps to reduce the risks of making loans that could become future NPAs. In 2007, we elected to no longer purchase loans originated as participation or syndication loans, and upgraded our underwriting process and criteria. We also are aggressively dealing with our existing problem assets; however, this is a process that by its very nature is time, labor and cost intensive.

•	Success in managing our controllable costs. We have implemented steps to manage our controllable costs while at the same time investing heavily in the people necessary to execute our Plan. We have hired 3 of 5 new NEOs since 2007 (President/COO; EVP/Lending and Sales; SVP/Senior Credit Officer) and replaced or added 40 new senior or middle managers. In doing this, we have lowered our overall headcount from year-end 2006 as compared to year-end 2009.

•	PL Capital has not criticized our Plan, nor has it offered any thoughts for improving or altering our Plan.
Additional Change on the Board May Hinder the Plan’s Continued Success
•	Both of the independent proxy advisory firms that recommended a vote “for” the dissident candidate indicated, as part of their rationale, that as a single member of a six person board, the candidate would bring needed “change.” We respectfully disagree.

•	I was brought in by the Board in 2007 as part of our management succession process to work beside our Chairman and CEO, Tom Prisby, and to help develop and implement the Company’s Strategic Growth and Diversification Plan.

•	While the Company’s progress has not yet been reflected in its traditional industry metrics, it is seeing substantial gains in key metrics which we believe are predictive of sustainable future financial performance improvements over the long term — we need a little more time to show our progress.

Frank Lester is a Better Candidate, Given the Company’s Current Strategy and the Board’s Current Composition
•	I do not believe that the dissident nominee is more qualified to serve the interests of all shareholders than the current directors.

•	Neither Risk Metrics nor Proxy Governance seemed to question whether including the skills of the dissident nominee in lieu of the skills and qualifications of Frank Lester would result in a better Board for addressing the challenges that our Company currently faces, or for helping the Company achieve its strategic goals and objectives.

•	I also do not believe that John Palmer offers relevant prior experience which would enhance the composition or current capabilities of the Board of Directors. Mr. Palmer is a CPA. Our Board currently has three CPAs, including former partners of PricewaterhouseCoopers and Ernst & Young.

•	Frank Lester, is a retired, highly accomplished former manufacturing industry executive for Union Tank Car Company, a preeminent operating unit of one of the nations’ largest privately held firms, the Marmon Group, which was previously owned by the Pritzker Family and is now owned by Warren Buffet’s Berkshire Hathaway.

•	Union Tank Car had extensive historical operations in our market area. Given that our target market area has a heavy concentration of manufacturers, and our Strategic Growth and Diversification Plan is targeted at achieving a greater penetration of the business market, Frank Lester’s insight, experience and understanding of the way these businesses actually work — and utilize banking services — is invaluable. Frank Lester adds expertise, diversity and strength to the Board.
Our Corporate Governance is Strong, Appropriate and Protects the Interests of All Shareholders
Set forth below are several examples of what I believe are corporate governance strengths of the Company.
•	Five out of six directors are independent (CEO is the only inside director).

•	The independent directors are qualified, active and independent minded, have regular access to the senior management team and drive the Company’s strategy (33 board and board committee meetings in 2009, plus 4 executive sessions).

•	All Board committees are comprised of only independent directors.

•	The lead independent director is engaged in the corporate governance process, has regular interaction with the CEO, with me and with other members of the senior management team, and has input into the Board’s meeting agendas.

•	The Board meets in executive session regularly without management present.

•	The Board self-evaluates itself and each committee annually.

•	The Company does not have a poison pill.

•	The Company has opted out of the business combination provisions of the Indiana corporation statute.

•	The Company has opted out of the new mandatory director staggered term requirement under the Indiana corporation statute.

•	No supermajority shareholder vote is required to approve a merger if two-thirds of the directors approve the transaction (which is the equivalent of only a majority of the Board given that the Company has six directors).

•	The Board recommends that directors and executive officers own Company stock. The directors and named executive officers presently own 569,759 shares collectively (or approximately 5.2% of the outstanding shares).
Our Compensation Programs Reflect a Pay-for-Performance Environment
•	RiskMetrics stated in its report that it “did not find problematic issues with the retention bonuses and compensation issues raised by the dissident.”

•	The base salaries of 3 of 5 NEOs are at approximately the median, 1 is between the 50th and 75th percentile and 1 is at the 25th percentile based on survey data provided to us by either Hay Group or Towers Watson.

•	None of our NEOs earned incentive cash bonuses in 2008 or 2009, except for our Senior Credit Officer who earned a bonus of $5,630 in 2008.

•	For 2009, our incentive cash bonus program established bonus opportunities based on possible core earnings per share of the Company as compared to possible core earnings per share of a peer group. Contrary to what PL Capital has claimed, the program did not provide for cash bonus opportunities for the 2009 performance period based on pre-established targets such that bonuses would be paid even if the Company lost money.
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IMPORTANT INFORMATION
CFS Bancorp, Inc. (Company) mailed to shareholders and filed with the Securities and Exchange Commission (SEC) on March 17, 2010 its definitive proxy statement and BLUE proxy card in connection with the solicitation by the Board of Directors of proxies to be voted in favor of its director nominees at the Company’s 2010 Annual Meeting of Shareholders. Shareholders are strongly encouraged to read the Company’s definitive proxy statement and accompanying BLUE PROXY CARD because they contain important information. Shareholders may obtain free of charge the definitive proxy statement, BLUE proxy card and all other relevant documents filed by the Company with the SEC at the SEC’s internet website at www.sec.gov, as well as from the Company by contacting Monica F. Sullivan, Vice President/Secretary of the Company, at (219) 836-2960 or at 707 Ridge Road, Munster, Indiana 46321.
INFORMATION REGARDING PARTICIPANTS
The Company, its directors and certain of its officers and employees are participants in the solicitation of proxies by the Board of Directors in connection with the matters to be considered at the 2010 Annual Meeting of Shareholders. Information regarding the participants and their interests is included in the Company’s definitive proxy statement relating to the 2010 Annual Meeting of Shareholders.
FORWARD-LOOKING STATEMENTS
The above materials contain certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “should,” “predictive” and similar expressions, or the negative thereof, as well as statements that include future events, tense or dates, or are not historical or current facts, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, changes in circumstances and assumptions, such as, for example, economic conditions, changes in interest rates and costs of funds, demand for loan products and financial services, risks inherent in our lending and investment activities, execution of our Strategic Growth and Diversification Plan and other factors including those set forth in the Company’s Form 10-K for its fiscal year ended December 31, 2009 and other filings with the Securities and Exchange Commission. Should one or more of these risks, uncertainties or changes in circumstances materialize or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Forward-looking statements are not assurances of future results, performance or outcomes. The Company does not intend to update these forward-looking statements.